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Exhibit 99.1

Motorola Reports First-Quarter Financial Results

  •
  First Quarter Sales of $6.0 Billion, down 2% vs. the Prior-Year Quarter

  •
  First Quarter GAAP Earnings of $.07 Per Share vs. Loss Per Share of ($.20) in the Prior-Year Quarter

  •
  First Quarter Earnings, Excluding Special Items, of $.01 Per Share vs. Loss Per Share of ($.08) in the Prior-Year Quarter

  •
  First Quarter Positive Operating Cash Flow of Approximately $475 Million

  •
  Ratio of Net Debt to Net Debt Plus Equity Improved to 12.3% from 18.9% in the Prior-Year Quarter

  •
  Second Quarter 2003 Guidance:

  •
  Sales: $6.4 to $6.6 Billion, down 4% to 7% vs. the Prior-Year Quarter

  •
  GAAP Earnings Per Share: $.01 to $.03 Per Share vs. Loss Per Share of ($1.02) in the Prior-Year Quarter

  •
  Earnings Per Share, Excluding Special Items: $.03 to $.05 Per Share vs. Earnings Per Share of $.02 in the Prior-Year Quarter
  •
  Full-Year 2003 Guidance:

  •
  Sales: $27.5 to $28.0 Billion, up 1% to 3% vs. 2002

  •
  GAAP Earnings Per Share: $.35 to $.40 vs. Loss Per Share of ($1.09) in 2002

  •
  Earnings Per Share, Excluding Special Items: $.35 to $.40 vs. $.12 in 2002

SCHAUMBURG, Ill.—April 15, 2003—Motorola, Inc. (NYSE:MOT) today reported sales of $6.0 billion in the first quarter of 2003 and net earnings of $169 million, or $.07 per share, presented in accordance with generally accepted accounting principles (GAAP). This represents a decrease in sales of 2 percent from $6.2 billion in the year-ago quarter. Motorola reported a GAAP net loss in the year-ago quarter of $449 million, or ($.20) per share.

        Excluding special items, Motorola had net earnings in the first quarter of 2003 of $21 million, or $.01 per share, compared with a net loss of $184 million, or ($.08) per share, in the year-ago quarter. In the first quarter of 2003, Motorola reported net special item income of $225 million pre-tax, or $148 million after-tax, primarily related to the sale of some of its Nextel Communications, Inc. shares. Motorola reported net special item charges of $374 million pre-tax, or $265 million after-tax, in the first quarter of 2002. Details of the special items are presented in a table at the end of this press release.

        Mike Zafirovski, president and chief operating officer, said, "Motorola improved its pre-tax profit, excluding special items, by $309 million compared with the year-ago quarter, despite a slight decline in sales. This is continuing evidence that the operational actions we have taken across Motorola are continuing to show positive results despite a very difficult economic climate for technology companies including Motorola. We believe we are well positioned to continue to improve profitability as growth returns, over time, to the total markets we serve. Additionally, we have continued to strengthen our balance sheet and our liquidity position. We generated positive operating cash flow of approximately $475 million during the quarter, the ninth consecutive quarter of positive operating cash flow for the company."

        Zafirovski reviewed the results of Motorola's six major segments for the first quarter of 2003 compared with the first quarter of 2002.

Personal Communications Segment

        Personal Communications Segment (PCS) sales were $2.4 billion, up 2 percent compared to the year-ago quarter. Orders declined 6 percent to $2.5 billion. As noted throughout the second half of last year, this decline in orders is attributable to the fact that PCS is assisting customers in reducing backlog and handset inventories by implementing an improved supply chain process that enables short-cycle ordering by customers and thus reduces the amount of their required inventories.

        The segment reported operating earnings of $114 million, presented on a GAAP basis, compared to an operating loss of $35 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $108 million, compared with operating earnings of $106 million in the year-ago quarter. Higher gross margins were largely offset by increased investment in research and development and higher selling and advertising expenses.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings excluding special items:

	First Quarter
(Dollars in millions)
	2003	2002
GAAP operating earnings (loss)	$114	$(35)
Special items income (expense):
Employee severance	(2)	(10)
Fixed asset impairments	7	(130)
Other	1	(1)

Operating earnings excluding special items	$108	$106

        Handset shipments for the first quarter were 16.7 million, up 18 percent compared to the year-ago quarter. Unit shipments rose faster than sales due to a shift in product mix from high-end to lower-priced handsets. This shift occurred because Motorola has a much broader portfolio of lower-priced handset models that were well received by wireless service providers and consumers. The segment's global market share was approximately 19 percent during the quarter, compared with approximately 16 percent one year ago. In China, the world's largest handset market, Motorola continued to be the market-share leader by more than 5 percent, although market share did decline during the quarter due to strong competition from locally-based handset suppliers. In the U.S., the world's second-largest handset market, Motorola surpassed its nearest competitor to become the market share leader.

        During the quarter, Motorola unveiled 13 handsets—the first of its new offerings for 2003. Twelve of these new models offer color displays and eleven offer applications enabled by Java 2, Micro Edition™ (J2ME) or BREW technology. Seven of the new models feature integrated cameras and two provide a camera option. All of the new models provide messaging functionality and numerous opportunities for consumers to personalize their handsets.

        Two new handset models designed for Global System for Mobile Communications (GSM) networks, the Motorola A388c and the Motorola C350, are currently shipping. The A388c features a large, touch-screen color display, as well as messaging and PDA functionality featuring Chinese-character handwriting recognition. The C350, with its rich color display, polyphonic audio speaker and MotoMixer application, enables consumers to remix their ring tones and create their own kind of music. A388c handsets are currently shipping in Asia. C350 handsets are shipping in Asia and Europe and will begin shipping in North America in the second quarter.

        New handsets for Code Division Multiple Access (CDMA) networks include the Motorola E310 and the Motorola V810. The E310 handset, which uses BREW technology to download music, also features MP3 and FM stereo accessories and an optional camera attachment. The V810 model features a stylish clam-shell form, large color display, exterior caller ID, integrated camera, advanced Multi Media Messaging Service (MMS) and Enhanced Messaging Service (EMS) messaging capabilities, polyphonic audio and fast downloads enabled by BREW and CDMA 1X technologies. The E310 and V810 handsets are scheduled to begin shipping during the second half of the year.

        Demand continued to be very strong for the Motorola iDEN® i95cl, which features a large color display, two-way radio functionality, and J2ME applications. For handsets based on iDEN technology,

Motorola announced a multi-year marketing deal with Phat Licensing, LLC, for such innovative consumer-fashion brands as Phat Farm and Baby Phat. The Phat brands deliver a universal message that transcends the "urban fashion label" by breaking stereotypes and ethnic boundaries.

        Motorola announced a three-year global marketing and content alliance with MTV: Music Television. The alliance will focus on providing creative music and lifestyle solutions for the youth market. To enable greater availability of experience-driven mobile applications and to fuel new revenue opportunities for wireless operators globally, Motorola launched the MotoCoder™ Developer Program, which provides customized application support for developers, development tools, product information, technical training and distribution channels.

Semiconductor Products Segment

        Semiconductor Products Segment (SPS) sales were $1.2 billion, up 2 percent compared to the year-ago quarter. Orders declined 16 percent to $1.1 billion.

        The segment reported an operating loss of $121 million, presented on a GAAP basis, compared with an operating loss of $238 million in the year-ago quarter. Excluding special items, the segment reported an operating loss of $74 million, compared with an operating loss of $227 million in the year-ago quarter. The operating loss decreased from the year-ago quarter as a result of an improvement in gross margin, driven by the segment's continuing implementation of its asset-light business model and lower non-manufacturing expenses.

        The following table provides a reconciliation of GAAP operating loss to operating loss excluding special items:

	First Quarter
(Dollars in millions)
	2003	2002
GAAP operating loss	$(121)	$(238)
Special items income (expense):
Employee severance	(2)	6
Fixed asset impairments	(45)	(17)

Operating loss excluding special items	$(74)	$(227)

        During the quarter, SPS announced its 12th customer for Motorola's Innovative Convergence™ silicon-to-software advanced wireless platforms. Elcoteq Network Corporation, Europe's largest electronic manufacturing services company, said it will use Motorola's i.200 and i.250 solutions to develop advanced wireless handsets. Additionally, the industry's first over-the-air call was made using the i.300 Third Generation (3G) Innovative Convergence™ platform. Motorola also debuted an advanced multi-chip camera module, the i.IM20. It gives handset manufacturers who use Motorola's 2.5 Generation (2.5G) wireless platform the ability to quickly and easily integrate advanced imaging technology into their mobile handsets. Production of the i.IM20 is scheduled to begin in June.

        For wireless infrastructure customers, SPS introduced next-generation cellular base station radio frequency technology for GSM, Enhanced Data for GSM Evolution (EDGE), CDMA and wideband CDMA (WCDMA) station amplifiers. Motorola also announced availability of its latest and fastest G4 PowerPC™ host processor family chips. The MPC7457 and MPC7447 can achieve speeds of up to 1.3 gigahertz (GHz) for applications such as network infrastructure, telecom switching equipment and state-of-the-art medical and industrial imaging systems.

        Also during the quarter, SPS announced the industry's first 32-bit microcontrollers built to operate at temperature ranges between -55 to +125 degrees Celsius to meet the growing need for microcontrollers that can tolerate harsh environmental conditions in avionics and aerospace applications; announced a digital signal processor (DSP) that doubles performance levels of current offerings in the Symphony™ digital audio DSP family for home audio-video entertainment systems; and introduced the industry's first integrated circuit for three-dimensional electric field imaging (e-imaging).

The MC33794 chip can replace more than 70 discrete components and is used in applications including appliances, machine tools and auto safety systems.

Global Telecom Solutions Segment

        Global Telecom Solutions Segment (GTSS) sales were $952 million, down 12 percent compared to the year-ago quarter. Orders declined 28 percent to $935 million. The decline in sales and orders was the result of the continuing steep decline in capital expenditures by wireless service providers in all regions of the world.

        The segment reported operating earnings of $29 million, presented on a GAAP basis, compared to an operating loss of $52 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $23 million, compared to an operating loss of $51 million in the year-ago quarter. Despite the decline in sales, operating results, excluding special items, increased as the segment improved its gross margin and dramatically lowered its cost structure.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings (loss) excluding special items:

	First Quarter
(Dollars in millions)
	2003	2002
GAAP operating earnings (loss)	$29	$(52)
Special items income (expense):
Employee severance	3	(2)
Exit costs	1	—
Other	2	1

Operating earnings (loss) excluding special items	$23	$(51)

        Earlier today, Motorola announced that it had entered into a definitive agreement to acquire, for cash, Winphoria Networks, Inc. and integrate the company into GTSS. Winphoria is a core infrastructure provider of next-generation packet-based mobile switching centers for wireless networks. The acquisition, when completed, will provide Motorola with additional capability to deliver on its strategy to provide complete networks to support 2.5G and 3G systems worldwide. The addition of this leading soft-switch telecom platform addresses a long-standing need in Motorola's network infrastructure portfolio of solutions and enables Motorola to develop for customers expandable, cost-effective, enhanced-featured mobile switching center solutions for enhanced services.

        GTSS won two contracts to deploy CDMA 1X networks. In India, Tata Teleservices, a leading private basic telecom service provider, awarded Motorola the contract to deploy a CDMA 1X network in three cities. After the quarter ended, Indonesia's largest telecommunications operator, PT Telkom, selected Motorola to supply a CDMA2000 1X system for the 10 provinces of Sumatra. Motorola now has been awarded 15 3G contracts worldwide, seven of those in Asia.

        Motorola's first CDMA 1X networks in Latin America were launched during the quarter by Portugal Telecom/Telefonica Moviles in Brazil. The advanced voice and packet data infrastructure equipment was deployed in two regions and three states. GTSS was also selected by Hutchison CAT Wireless Multimedia Ltd. (HCWML) of Thailand to implement Motorola's Network Enabling Services Platform, a critical element of HCWML's high speed data services delivery architecture. This platform is an element of the Motorola Global Applications Management Architecture (GAMA) solution that enables operators to rapidly deploy voice and data services.

Commercial, Government and Industrial Solutions Segment

        Commercial, Government and Industrial Solutions Segment (CGISS) sales were $863 million, up 8 percent compared to the year-ago quarter. Orders increased 3 percent to $905 million.

        The segment reported operating earnings of $62 million, presented on a GAAP basis, compared to $39 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $69 million, compared with operating earnings of $50 million in the year-ago quarter. The increase in operating earnings was due to higher sales and a reduced cost structure.

        The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	First Quarter
(Dollars in millions)
	2003	2002
GAAP operating earnings	$62	$39
Special items income (expense):
Employee severance	(10)	(18)
Other	3	7

Operating earnings excluding special items	$69	$50

        During the quarter, CGISS was awarded a $69 million contract from the Hong Kong Police (HKP) to provide its third-generation Command and Control Communications (CC3) system. The CC3 system will include a radio communications system based on the TETRA (TErrestrial Trunked RAdio) standard, an emergency telephone system and mobile data, as well as automatic vehicle location and geographic information systems. Motorola also won TETRA awards in the United Kingdom, Venezuela, China, Singapore and Taiwan.

        Elsewhere, CGISS received a contract from Anoka County, Minn., for a system compliant with the Project 25 public safety digital radio communications standard that will expand the existing seven-county Minnesota Metro Public Safety Communications System and announced it will provide a province-wide Project 25 system to the Government of Quebec. In Mississippi, Motorola will provide the Department of Corrections with its corrections management system and, in Virginia, Motorola will deploy computer-aided dispatch and mobile data systems for Chesterfield County.

        CGISS expanded its portfolio of interoperable communications solutions by adding interoperability capabilities to the Motorola BMS 1000, a self-contained, rapidly-deployable mobile communications system. Motorola also introduced the CP150™ and CP200™ entry-tier radios and accessories, which are available through Motorola authorized dealers.

Integrated Electronic Systems Segment

        Integrated Electronic Systems Segment (IESS) sales were $521 million, up 2 percent compared to the year-ago quarter. Orders declined 7 percent to $529 million.

        The segment reported operating earnings of $25 million, presented on a GAAP basis, compared to $9 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $23 million, compared to $22 million in the year-ago quarter.

        The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	First Quarter
(Dollars in millions)
	2003	2002
GAAP operating earnings	$25	$9
Special items income (expense):
Employee severance	2	(11)
Exit costs	—	(2)

Operating earnings excluding special items	$23	$22

        Automotive Communications and Electronic Systems Group (ACES) sales were up substantially and orders were down slightly compared with the same quarter in 2002 due to a reduction in automotive OEM production plans. During the quarter, ACES announced a joint Motorola-Volvo effort to provide chassis ride and comfort options for the driver, called Volvo's Four-C Technology, Continuously Controlled Chassis Concept. ACES also announced a new Mercedes-Benz Universal Handy Interface that makes it possible for mobile phones from multiple manufacturers to operate in one vehicle. The first commercially available Bluetooth-enabled communications system for vehicles was also announced.

        Motorola Computer Group (MCG) sales were down slightly compared to the same quarter in 2002, while orders were up substantially. During the quarter, MCG announced the acquisition of Netplane Systems, Inc., an Internet infrastructure business with expertise in networking protocol software. The acquisition enables MCG customers to reduce integration time and costs by purchasing standards-based control plane software, hardware building blocks and pre-integrated platforms from a single vendor. MCG also was awarded 32 new design wins.

        Energy Systems Group (ESG) sales and orders were down very substantially compared with the same quarter in 2002 due to cellular customer inventory realignment and competitive pricing.

Broadband Communications Segment

        Broadband Communications Segment (BCS) sales were $405 million, down 23 percent compared to the year-ago quarter. Orders declined 36 percent to $343 million. The reduction in sales and orders reflects reduced customer capital spending. The reduction in orders also reflects a shorter cycle time required for customer fulfillment.

        The segment reported operating earnings of $28 million, presented on a GAAP basis, compared to operating earnings of $55 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $26 million, compared to operating earnings of $47 million in the year-ago quarter. The decline in operating earnings is due to the decline in sales, partially offset by lower operating expenses.

        The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	First Quarter
(Dollars in millions)
	2003	2002
GAAP operating earnings	$28	$55
Special items income (expense):
Employee severance	4	(1)
Other	(2)	9

Operating earnings excluding special items	$26	$47

        During the quarter, BCS continued to expand Motorola's presence in the consumer marketplace. BCS launched a new Consumer Solutions Business organization to drive Motorola's consumer broadband vision, "the connected home." This broadband strategy features a full portfolio of innovative products including consumer video, data and voice gateways, as well as home networking, all aimed at keeping consumers more informed, entertained and connected in and around their homes. Motorola's SBG1000 wireless cable modem gateway has been approved by nearly every North American cable service provider and is now available through more than 1,000 consumer electronics retail outlets nationwide. Motorola's latest DOCSIS 2.0 certified SB5100 cable modem is also being shipped to retail outlets.

        On the network side, ABC Sports implemented Motorola's DigiCipher® II High-Definition digital transmission equipment to broadcast Super Bowl XXXVII from San Diego. In addition, MTV

Networks selected Motorola's DigiCipher II technology for its multi-network conversion from analog to digital for Nickelodeon West, CMT East, TNN East, MTV West and TNN West networks.

        Motorola also won two equipment deals in Mexico. Cablevisión Monterrey selected Motorola's infrastructure technology and digital set-top boxes for their deployment of interactive digital cable services to more than 100,000 customers. Multioperadora de Sistemas successfully installed the Motorola Broadband Services Router 64000 cable modem termination system/router as a part of its upgrade to a carrier-class platform to deliver high speed Internet Services to subscribers in Toluca, Mexico.

Other Developments

        On April 14, 2003, Motorola announced that it had completed its cash tender offer of $1.18 per share for all remaining outstanding shares of common stock of Next Level Communications, Inc., a leading provider of high speed data, video and voice broadband solutions over existing phone lines. As a result of the tender offer, Motorola will increase its ownership of Next Level's common stock from approximately 74 percent to approximately 89 percent. Motorola will acquire the remaining ownership of Next Level through a short-form merger. Motorola will convert certain shares of Next Level preferred stock that it owns to shares of Next Level common stock in order to achieve the 90 percent ownership threshold required to effect a short-form merger under Delaware law.

        In March 2003, Motorola sold 25 million, or about 23 percent, of its approximately 108 million shares of Nextel Communications, Inc. Motorola, which continues to maintain a significant investment in Nextel, sold the shares in order to realize the price appreciation of some of its investment and to enhance its already strong cash position. The sale generated approximately $335 million in gross proceeds and resulted in a realized gain for Motorola of approximately $255 million. Motorola also entered into agreements that hedge the value of up to an additional 25 million shares of Nextel over the next three to five years. Pursuant to these agreements and exclusive of any present value discount, Motorola is entitled to receive additional aggregate proceeds of approximately $333 million.

        Also in March 2003, Motorola announced the settlement of four lawsuits filed by Chase Manhattan Bank relating to Iridium LLC, the old operator of the Iridium satellite communications network and constellation. Chase had filed the lawsuits as agent for the lenders under Iridium LLC's senior secured credit agreement. Pursuant to the settlement agreement, all remaining lawsuits filed against Motorola by Chase, and Motorola's counterclaim, were dismissed with prejudice and Motorola released to Chase its claim to $371 million that was paid into an escrow account in 2002 and made an additional payment of approximately $12 million.

        In early February 2003, Motorola completed its agreement with Goldman, Sachs & Co. pursuant to which Motorola fully retired its $825 million of Puttable Reset Securities PURSSM that had been due in February 2011. Under the terms of the agreement, Motorola reduced its debt by repurchasing the PURS from Goldman.

Outlook and Review

        Christopher B. Galvin, chairman and CEO, said, "Motorola reduced net debt to $1.6 billion, its lowest level since the end of 1999, achieving a net debt to net debt plus equity ratio of 12.3 percent, by generating approximately $475 million in positive operating cash flow this quarter, despite a geo-political environment of increasing uncertainty that has included war and the threat of a new global health concern, Severe Acute Respiratory Syndrome (SARS).

        "We are determined to continue improving our performance regardless of world events by delivering results on our 5 Point Plan to enhance shareholder value: 1. Persistent enhancement of the management team and work environment; 2. Aggressive focus on strengthening the balance sheet and generating cash; 3. Relentless pursuit of cost competitiveness, quality and customer satisfaction; 4. Growth through profitable innovative products, system, software and customer relationships; and 5. Continuous reassessment and improvement of our business strategies and portfolio.

        "Strategically, we have agreed to purchase the remaining outstanding shares of Next Level Communications Inc., which will provide Motorola with full control of a portfolio of xDSL and multimedia broadband product offerings for traditional wireline telecommunications carriers worldwide. In addition, we agreed to purchase Winphoria Networks, Inc. in order to add a leadership, IP-based, soft switch telecommunications platform and an IP-based media gateway to Motorola's telecommunications infrastructure business' product portfolio. Even in a challenging global business environment, we are looking forward proactively, making strategic decisions to build positively for Motorola's future.

        "Having provided no guidance for the second quarter of the year until now, we expect sales of between $6.4 and $6.6 billion and earnings per share in the range of $.01 to $.03 on a GAAP basis and $.03 to $.05 excluding special items. For the full year, our guidance is now approximately $27.5 billion to $28.0 billion in sales and earnings per share of between $.35 and $.40 on both a GAAP basis and excluding special items. In our planning, we expect each of our six major segments to have positive operating earnings in 2003 and to generate positive operating cash flow. Our objective is that 2003 will produce the next positive phase of our turnaround and Motorola's renewal.

        "Everyone at Motorola is focusing on the things we can control because issues such as war, economic lethargy, contagious disease concerns and lingering questions about corporate behavior, which are still weighing on the mood of investors, business people and their customers, are things we cannot control. Regardless of the environment, none of us is satisfied, nor should we be, with Motorola's overall expected level of financial performance in 2003 at this middle phase of our turnaround. There is still much to be accomplished.

        "We remain fully committed to reducing costs, finding creative ways to grow business with current and new customers, and continuing to make sound research and development investments as we bring new products to market. Once our markets begin to recover, we will be solidly positioned to take advantage of that rebound. We will continue to be guided by this company's historic strengths as a technology leader, by its high ethics and principles and by our dedication to execute on our plans to outperform the competition, generate profit and cash and increase shareholder value."

Conference Call and Webcast

        Motorola's regular quarterly earnings conference call is scheduled to begin at 7:00 a.m., Central Daylight Time, on Wednesday, April 16, 2003. Motorola plans to do a live webcast of the conference call over the Internet, featuring both audio and slides. Investors can observe the webcast at www.motorola.com/investor.

Consolidated GAAP Results

        Comparison of results from operations is as follows:

        (In millions, except per share amounts)

	First Quarter
	2003	2002
Net sales	$6,043	$6,181
Gross margin	1,976	1,853
Operating earnings (loss)	130	(362)
Net earnings (loss)	169	(449)
Net earnings (loss) per share	0.07	(0.20)
Weighted average common shares outstanding	2,325.1	2,253.5

Consolidated Results Excluding Special Items

        Excluding special items, a comparison of results from operations is as follows:

        (In millions, except per share amounts)

	First Quarter
	2003	2002
Net sales	$6,043	$6,181
Gross margin	1,979	1,861
Operating earnings (loss)	135	(165)
Net earnings (loss)	21	(184)
Net earnings (loss) per share	0.01	(0.08)
Weighted average common shares outstanding	2,325.1	2,253.5

Special Items Description

        Motorola reported special items as follows:

        (Dollars in millions, bracketed amounts represent income)

	First Quarter
	2003	2002
Employee Severance, Net of Reversals	$5	$53
Exit Costs, Net of Reversals	(1)	(2)
Fixed Asset Impairments	62	155
Investment Impairments	47	188
In-Process Research and Development Charges	—	11
Iridium	(59)	—
Gains on Sales of Investments and Businesses, Net	(279)	(11)
Other	—	(20)

Pre-tax Special Items	$(225)	$374
Income Tax Provision	77	(109)

After-tax Special Items	$(148)	$265

Non-GAAP Measurements

        In addition to the GAAP results provided throughout this document, the Company has provided non-GAAP measurements, which present operating results on a basis excluding special items. Details of the special items are presented in the table above. Reconciliations from GAAP results to non-GAAP measurements described in this press release are provided in the financial tables attached to this document. Also, reconciliations from GAAP results to certain additional non-GAAP measurements that may be discussed on tomorrow morning's earnings conference call can be found on the Company's website at www.motorola.com/investor.

        Additionally, in this earnings release the Company has provided guidance regarding estimated future financial results on both a GAAP basis and on a basis excluding special items. The Company expects to initiate cost-saving actions related to employee severance and other cost-reduction initiatives that are expected to be recognized in the financial results in the remaining quarters of 2003. In addition, in connection with the Company's previously-announced pending acquisitions of Winphoria Networks, Inc. and the remaining minority position in Next Level Communications, Inc., the Company will incur charges for acquired in-process research and development and other acquisition-related costs. These costs, which are expected to be identified as special item charges during the remainder of 2003, represent approximately $.02 per share in each quarter. These special item charges are anticipated to offset the net special item income recognized in the first quarter of 2003.

        Management, as well as certain investors, use these results of operations, excluding special items, to measure Motorola's current and future financial performance. The non-GAAP measurements do not replace the presentation of Motorola's GAAP financial results. These measurements provide supplemental information to assist management and certain investors in analyzing Motorola's financial position and results of operations. Motorola has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Notes

        Within the segment reviews, the use of the words "slight" or "slightly" indicates a variance of up to 5 percent. Use of the words "substantial" or "substantially" indicates a variance from 15 percent up to 25 percent. Use of the words "very substantial" or "very substantially" indicates a variance of 25 percent or more.

Business Risks

        Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the company's sales and earnings outlook, shipment dates for new products, expected utilization and performance of new technologies and products, the impact of pending business acquisitions and the statements in "Review and Outlook". Motorola wishes to caution the reader that the factors below and those on pages F-33 through F-40 of the appendix to Motorola's Proxy Statement for the 2003 Annual Meeting of Stockholders and in its other SEC filings could cause Motorola's actual results to differ materially from those stated in the forward-looking statements. These factors include: (i) the company's ability to effectively carry out the planned cost-reduction actions and realize the savings expected from those actions; (ii) the potential for unanticipated results from cost-reduction activities on the company's performance, including productivity and the retention of key employees; (iii) the rate of the recovery in the overall economy and the uncertainty of current economic and political conditions; (iv) the impact of ongoing tax relief, interest rate reduction and liquidity infusion efforts to stimulate the economy; (v) the impact on our business of the war in Iraq and increased conflict in other countries; (vi) the impact that Severe Acute Respiratory Syndrome (SARS) will have on our business and the economy; (vii) lack of predictability of future operating results; (viii) the general economic outlook for the telecommunications, semiconductor and automotive industries; (ix) the company's continuing ability to access the capital markets on favorable terms; (x) demand for the company's products, including products related to new technologies; (xi) the company's ability to continue to increase profitability and market share in its wireless handset business; (xii) the company's success in the 2.5G and 3G market; (xiii) the demand for vendor financing and the company's ability to provide that financing in order to remain competitive; (xiv) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project; (xv) the levels at which design wins become actual orders and sales; (xvi) the timely commercial availability of new products; (xvii) the success of alliances and agreements with other companies to develop new products, technologies and services; (xviii) the timely completion of pending business acquisitions; (xix) difficulties in integrating the operations of newly-acquired businesses and achieving strategic objectives, cost savings and other benefits; (xx) volatility in the market value of securities held by the company; (xxi) the impact of foreign currency fluctuations; and (xxii) the impact of changes in governmental policies, laws or regulations.

About Motorola

        Motorola, Inc. (NYSE:MOT) is a global leader in wireless, automotive and broadband communications. Sales in 2002 were $27.3 billion. Motorola is a global corporate citizen dedicated to ethical business practices and pioneering important technologies that make things smarter and life better for people, honored traditions that began when the company was founded 75 years ago this year. For more information, please visit: www.motorola.com.

# # #

Media Contact:
Scott Wyman
1+847-576-2346
 Scott.Wyman@motorola.com

MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of pf their respective owners. Motorola, Inc. 2003

Java and all other Java-based marks are trademarks of Sun Microsystems, Inc. in the U.S. and other countries.

PowerPC is a trademark of International Business Machines Corporation, used under license.

Motorola, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	For the Quarter Ended March 29, 2003
	GAAP Results	Special Items Inc/(Exp)	Excluding Special Items
Net sales	$6,043	$—	$6,043
Costs of sales	4,067	(3)	4,064

Gross margin	1,976	(3)	1,979
Selling, general and administrative expenses	897		897
Research and development expenditures	947		947
Reorganization of businesses	63	(63)	—
Other charges (income)	(61)	61	—

Operating earnings	130	(5)	135
Other income/(expense):
Interest expense, net	(93)	—	(93)
Gains on sales of investments and businesses	279	279	—
Other	(59)	(49)	(10)

Total other income/(expense)	127	230	(103)

Earnings before income taxes	257	225	32
Income tax provision	88	(77)	11

Net earnings	$169	$148	$21

Net earnings per common share
Basic	$0.07		$0.01
Diluted	$0.07		$0.01
Weighted average common shares outstanding
Basic	2,311.5		2,311.5
Diluted	2,325.1		2,325.1
Dividends paid per share	$0.04		$0.04
	For the Quarter Ended March 30, 2002
	GAAP Results	Special Items Inc/(Exp)	Excluding Special Items
Net sales	$6,181	$—	$6,181
Costs of sales	4,328	(8)	4,320

Gross margin	1,853	(8)	1,861
Selling, general and administrative expenses	1,108	12	1,120
Research and development expenditures	906	—	906
Reorganization of businesses	198	(198)	—
Other charges	3	(3)	—

Operating loss	(362)	(197)	(165)
Other income/(expense):
Interest expense, net	(108)	—	(108)
Gains on sales of investments and businesses	11	11	—
Other	(192)	(188)	(4)

Total other income/(expense)	(289)	(177)	(112)

Loss before income taxes	(651)	(374)	(277)
Income tax provision	(202)	109	(93)

Net loss	$(449)	$(265)	$(184)

Net loss per common share
Basic	$(0.20)		$(0.08)
Diluted	$(0.20)		$(0.08)
Weighted average common shares outstanding
Basic	2,253.5		2,253.5
Diluted	2,253.5		2,253.5
Dividends paid per share	$0.04		$0.04

Motorola, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	March 29, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$6,290	$6,507
Short-term investments	75	59
Accounts receivable, net	3,846	4,437
Inventories, net	2,861	2,869
Deferred income taxes	2,235	2,358
Other current assets	906	904

Total current assets	16,213	17,134

Property, plant and equipment, net	5,753	6,104
Investments	1,911	2,053
Deferred income taxes	3,222	3,112
Other assets	2,821	2,749

Total assets	$29,920	$31,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current portion of long-term debt	$775	$1,629
Accounts payable	2,204	2,268
Accrued liabilities	5,478	5,913

Total current liabilities	8,457	9,810

Long-term debt	7,184	7,189
Other liabilities	2,432	2,429
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures	485	485
Stockholders' equity	11,362	11,239

Total liabilities and stockholders' equity	$29,920	$31,152

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

        Summarized below are the Company's net sales by reportable segment for the quarters ended March 29, 2003 and March 30, 2002.

	Segment Net Sales
	GAAP Results
	For the Quarter Ended March 29, 2003	For the Quarter Ended March 30, 2002	% Change from 2002
Personal Communications Segment	$2,447	$2,406	2%
Semiconductor Products Segment	1,151	1,127	2%
Global Telecom Solutions Segment	952	1,085	-12%
Commercial, Govt, and Industrial Solutions Segment	863	802	8%
Integrated Electronic Systems Segment	521	509	2%
Broadband Communications Segment	405	525	-23%
Other Products Segment	95	107	-11%
Adjustments & Eliminations	(391)	(380)	3%

Segment Totals	$6,043	$6,181	-2%

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

        Summarized below are the Company's operating earnings (loss) by reportable segment for the quarters ended March 29, 2003 and March 30, 2002.

	For the Quarter Ended March 29, 2003
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc/(Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$114	$6	$108	4%
Semiconductor Products Segment	(121)	(47)	(74)	-6%
Global Telecom Solutions Segment	29	6	23	2%
Commercial, Govt, and Industrial Solutions Segment	62	(7)	69	8%
Integrated Electronic Systems Segment	25	2	23	4%
Broadband Communications Segment	28	2	26	6%
Other Products Segment	(15)	1	(16)	-17%
Adjustments & Eliminations	(11)	—	(11)	3%

Segment Totals	111	(37)	148	2%
General Corporate	19	32	(13)

Operating Loss	$130	$(5)	$135	2%

	For the Quarter Ended March 30, 2002
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc/(Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$(35)	$(141)	$106	4%
Semiconductor Products Segment	(238)	(11)	(227)	-20%
Global Telecom Solutions Segment	(52)	(1)	(51)	-5%
Commercial, Govt, and Industrial Solutions Segment	39	(11)	50	6%
Integrated Electronic Systems Segment	9	(13)	22	4%
Broadband Communications Segment	55	8	47	9%
Other Products Segment	(91)	(19)	(72)	-67%
Adjustments & Eliminations	—	—	—	0%

Segment Totals	(313)	(188)	(125)	-2%
General Corporate	(49)	(9)	(40)

Operating Loss	$(362)	$(197)	$(165)	-3%

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  Exhibit 99.1